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                                                                    EXHIBIT 5(a)


                          SHORT-TERM INVESTMENTS TRUST

                      MASTER INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made this 18th day of October, 1993, by and between Short-Term Investments Trust, a Delaware trust (the "Company") and A I M Advisors, Inc., a Delaware corporation (the "Advisor").

                                    RECITALS

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act") as an open-end, diversified management investment company, consisting of multiple series of investment portfolios;

         WHEREAS, the Advisor is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as an investment advisor and engages in the business of acting as an investment advisor.

         WHEREAS, the Company operates as a "series company" as contemplated by Rule 18f-2 under the 1940 Act and is authorized to issue shares of beneficial interest (the "Shares") in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Company's Agreement and Declaration of Trust authorizes the Board of Trustees of the Company to issue an unlimited number of shares of beneficial interest of the Company and to establish additional series or classes of shares from time to time and, as of the date of this Agreement, the Company's Board of Trustees has authorized the issuance of two series of shares representing interests in two investment portfolios: the Treasury Portfolio (Institutional Class, Personal Investment Class, Private Investment Class and Cash Management Class) and the Treasury TaxAdvantage Portfolio (Institutional Class) (such portfolios and any other portfolios hereafter added to the Company being referred to collectively herein as the "Portfolios");

         NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

         1. ADVISORY SERVICES. The Advisor shall act as investment advisor for each Portfolio and shall, in such capacity, supervise all aspects of the Portfolios' operations, including the investment and reinvestment of the cash, securities or other properties comprising each Portfolio's assets, subject at all times to the policies and control of the Company's Board of Trustees. The Advisor shall give the Company and the Portfolios the benefit of its best judgment, efforts and facilities in rendering its services as investment advisor.

         2. INVESTMENT ANALYSIS AND IMPLEMENTATION. In carrying out its duties under Section 1 hereof, the Advisor shall:

                 (a) supervise all aspects of the operations of the Portfolios;

                 (b) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign, or otherwise, whether affecting the economy generally or the Company or the Portfolios, and whether concerning the individual issuers whose securities are included in the assets of the Portfolios or the activities in which such issuers engage, or with respect to securities which the Advisor considers desirable for inclusion in the Portfolios.

                 (c) determine which issuers and securities shall be represented in the Portfolios and regularly report thereon to the Company's Board of Trustees; and

                 (d) formulate and implement continuing programs for the purchases and sales of the securities of such issuers, and regularly report thereon to the Company's Board of Trustees;

and take, on behalf of the Company and the Portfolios, all actions which appear to the Company and the Portfolios necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including but not limited to the placing of orders for the purchase and sale of securities of the Portfolios.

         3. DELEGATION OF RESPONSIBILITIES. Subject to the approval of the Board of Trustees and the shareholders of the Portfolios, the Advisor may delegate to a sub-advisor certain of its duties enumerated in Section 2 hereof, provided that the Advisor shall continue to supervise the performance of any such sub-advisor.


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         4.      CONTROL BY BOARD OF TRUSTEES. Any investment program
undertaken by the Advisor pursuant to this Agreement, as well as any other activities undertaken by the Advisor on behalf of the Company, shall at all times be subject to any directives of the Board of Trustees of the Company.

         5. COMPLIANCE WITH APPLICABLE REQUIREMENTS. In performing its duties hereunder, the Advisor shall at all times conform to:

                 (a) all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder;

                 (b) the provisions of the registration statement of the Company relating to the Portfolios, as the same may be amended from time to time, under the Securities Act of 1933 and the 1940 Act;

                 (c) the provisions of the Agreement and Declaration of Trust of the Company, as the same may be amended from time to time;

                 (d) the provisions of the by-laws of the Company, as the same may be amended from time to time; and

                 (e) any other applicable provisions of state or federal law.

         6. BROKER-DEALER RELATIONSHIPS. The Advisor shall be responsible for all decisions to buy and sell securities for the Portfolios, broker-dealer selection, and negotiation of brokerage commission rates. The Advisor's primary consideration in effecting a security transaction shall be execution at the most favorable price. In selecting a broker-dealer to execute each particular transaction, the Advisor shall take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Portfolios on a continuing basis. Accordingly, the price to a Portfolio in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered. Subject to such policies as the Board of Trustees may from time to time determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer that provides brokerage and research services to the Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Advisor with respect to such Portfolio, other Portfolios of the Company, and other clients of the Advisor as to which the Advisor exercises investment discretion. The Advisor is further authorized to allocate the orders placed on behalf of the Portfolios to brokers and dealers who also provide research or statistical material, or other services to the Portfolios or the Advisor. Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on said allocations regularly to the Board of Trustees of the Company, indicating the brokers to whom such allocations have been made and the basis therefor.

         7. COMPENSATION. The Company shall pay the Advisor as compensation for services rendered hereunder, an annual fee, payable monthly, as set forth in Appendix A to this Agreement. The Company acknowledges that the Advisor may from time to time pay a fee to any sub-advisor engaged pursuant to
Section 3 of this Agreement, according to a fee schedule set forth in the applicable sub-advisory agreement.

         The average daily net asset value of the Portfolios shall be determined in the manner set forth in the Agreement and Declaration of Trust and registration statement relating to the Portfolios, as amended from time to time.

         8. ADDITIONAL SERVICES. Upon the request of the Company's Board of Trustees, the Advisor may perform (or arrange for the performance of) certain accounting, shareholder servicing or other administrative services on behalf of the Portfolios which are not required by this Agreement. Such services will be performed on behalf of the Portfolios, and the Advisor may receive from the Portfolios such reimbursement for costs or reasonable compensation for such services as may be agreed upon between the Advisor and the Company's Board of Trustees based on a finding by the Board of Trustees, that the provision of such services by the Advisor is in the best interests of a Portfolio and its shareholders. Payment or assumption by the Advisor of any Portfolio expense that the Advisor is not otherwise required to pay or assume under this Agreement shall not relieve the Advisor of any of its


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obligations to such Portfolio nor obligate the Advisor to pay or assume any similar Portfolio expense on any subsequent occasion. Such additional services may include, but are not limited to:

                 (a) the services of a principal financial officer of the Company (including related office space, facilities and equipment) whose normal duties consist of maintaining the financial accounts and books and records of the Company and the Portfolios, including the review and calculation of daily net asset value and the preparation of tax returns; the services (including related office space, facilities and equipment) of any of the personnel operating under the direction of such principal financial officer;

                 (b) the services of staff to respond to shareholder inquiries concerning the status of their accounts; providing assistance to shareholders in exchanges among the mutual funds managed or advised by the Advisor; changing account designations or changing addresses; assisting in the purchase or redemption of shares; supervising the operations of the custodian, transfer agent(s) or dividend disbursing agent(s) for the Portfolios; or otherwise providing services to shareholders of the Portfolios; and

                 (c) such other administrative services as may be furnished from time to time by the Advisor to the Company or a Portfolio at the request of the Company's Board of Trustees.

         9. EXPENSES OF THE PORTFOLIO. All of the ordinary business expenses incurred in the operations of a Portfolio and the offering of its shares shall be borne by the Portfolios unless specifically provided otherwise in this Agreement. These expenses borne by the Portfolios include but are not limited to brokerage commissions, taxes, legal, accounting, auditing, or governmental fees, the cost of preparing share certificates, custodian, transfer and shareholder service agent costs, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to trustees and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders, the fees and other expenses incurred by the Company on behalf of the Portfolios in connection with membership in investment company organizations and the cost of printing copies of prospectuses and statements of additional information distributed to the Portfolios' shareholders.

         10. EXPENSE LIMITATION. If, for any fiscal year of the Company, the total of all ordinary business expenses of the Portfolios, including all investment advisory fees, but excluding brokerage commissions and fees, taxes, interest and extraordinary expenses, such as litigation costs, would exceed the applicable expense limitations imposed by state securities regulations in any state in which the Portfolios' shares are qualified for sale, as such limitations may be raised or lowered from time to time, the aggregate of all such investment advisory fees shall be reduced by the amount of such excess. The amount of any such reduction to be borne by the Advisor shall be deducted from the monthly investment advisory fee otherwise payable to the Advisor during such fiscal year. If required pursuant to such state securities regulations, the Advisor will, not later than the last day of the first month of the next succeeding fiscal year, reimburse the Portfolios for any such annual operating expenses (after reduction of all investment advisory fees in excess of such limitation). For the purposes of this Section, the term "fiscal year" shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement. The application of expense limitations shall be applied to each Portfolio of the Company separately unless the laws or regulations of any state shall require that the expense limitations be imposed with respect to the Company as a whole.

         11. NON-EXCLUSIVITY. The services of the Advisor to the Company and the Portfolios are not to be deemed to be exclusive, and the Advisor shall be free to render investment advisory and administrative or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that officers or directors of the Advisor may serve as officers or trustees of the Company, and that officers or trustees of the Company may serve as officers or directors of the Advisor to the extent permitted by law; and that the officers and directors of the Advisor are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of any other firm or trust, including other investment advisory companies.

         12. TERM AND APPROVAL. This Agreement shall become effective if approved by the shareholders of the Portfolios, and if so approved, this Agreement shall thereafter continue in force and effect until June 30, 1994, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

                 (a)(i) by the Company's Board of Trustees or (ii) by the vote of "a majority of the outstanding voting securities" of each Portfolio (as defined in Section 2(a)(42) of the 1940 Act); and


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                 (b) by the affirmative vote of a majority of the trustees of the Company who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Company trustees), by votes cast in person at a meeting specifically called for such purpose.

         13. TERMINATION. This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty, by vote of the Company's Board of Trustees or by vote of a majority of such Portfolio's outstanding voting securities, or by the Advisor, on sixty (60) days' written notice to the other party. The notice provided for herein may be waived by either party. This Agreement shall automatically terminate in the event of its "assignment" (as defined under Section 2(a)(4) of the 1940 Act).

         14. LIABILITY OF ADVISOR AND INDEMNIFICATION. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor or any of its officers, directors or employees, the Advisor shall not be subject to liability to the Company, any Portfolio or to any shareholder of any Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

         15. LIABILITY OF SHAREHOLDERS. Copies of the Agreement and Declaration of Trust establishing the Company are on file with the Secretary of State of the State of Delaware, and notice is hereby given that, as provided by applicable law, the obligations of or arising out of this agreement are not binding upon any of the shareholders of the Company individually but are binding only upon the assets and property of the Company and that the shareholders shall be entitled, to the fullest extent permitted by applicable law, to the same limitation on personal liability as stockholders of private corporations for profit.

         16. NOTICES. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and that of the Advisor shall be Eleven Greenway Plaza, Suite 1919, Houston, Texas, 77046.

         17. QUESTIONS OF INTERPRETATION. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States Courts, or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Texas.

         18. LICENSE AGREEMENT. The Company shall be entitled to use the names "Treasury Portfolio and Treasury TaxAdvantage Portfolio" to designate its classes of shares only so long as A I M Advisors, Inc. serves as investment manager or advisor to the Portfolios.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers on the day and year first written above.

                                              SHORT-TERM INVESTMENTS TRUST
Attest:                                       (a Delaware Trust)

/s/ NANCY L. MARTIN                           By: /s/CHARLES T. BAUER
----------------------                           ----------------------------
Assistant Secretary                                        President

(SEAL)                                        A I M ADVISORS, INC.

Attest:

/s/ NANCY L. MARTIN                           By: /s/ ROBERT H. GRAHAM
----------------------                           ----------------------------
Assistant Secretary                                      President

(SEAL)



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               APPENDIX A TO MASTER INVESTMENT ADVISORY AGREEMENT
                                       OF
                          SHORT-TERM INVESTMENTS TRUST

         The Company shall pay the Advisor as full compensation for all services rendered and all facilities furnished hereunder, a management fee for each Portfolio by applying the following annual rates to the average daily net assets of each Portfolio for the calendar year, computed in the manner used for the determination of the offering price of shares of the Portfolio.

                          TREASURY PORTFOLIO
Net Assets                                                  Rate
----------                                                  ----
First $300 million..................................        0.15%
Over $300 million up to and including $1.5 billion..        0.06%
Over $1.5 billion...................................        0.05%

                    TREASURY TAXADVANTAGE PORTFOLIO

New Assets                                                  Rate
----------                                                  ----
First $250 million..................................        0.20%
Over $250 million up to an including $500 million...        0.15%
Over $500 million...................................        0.10%




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